THE SHARPER IMAGE®

350 The Embarcadero

San Francisco, CA 94105 Corporate Headquarters

FOR IMMEDIATE RELEASE

February 8, 2007

Contact: Tersh Barber

The Sharper Image

415.445.6274

SHARPER IMAGE REPORTS JANUARY SALES RESULTS

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of January and the fourth quarter and the fiscal year ending January 31, 2007.

January Sales

For the month ended January 31, 2007, total Company sales were $29.0 million compared to $40.7 million in the previous year, a decrease of 29 percent. Total store sales were $17.8 million compared to $23.6 million in the prior January, a decrease of 24 percent. Comparable store sales in January decreased 25 percent. Total catalog sales/direct marketing sales (including wholesale) were $4.5 million compared to last January's $8.1 million, a decrease of 44 percent. Internet sales were $6.7 million compared to last January's $9.1 million, a decrease of 26 percent.

Fourth Quarter Sales

For the fourth fiscal quarter ended January 31, 2007, total Company sales were $195.5 million compared to $255.5 million in the previous year, a decrease of 24 percent. Total store sales for the quarter were $134.7 million compared to $170.0 million in the prior year, a decrease of 21 percent. Comparable store sales for the quarter decreased 23 percent. Total catalog sales/direct marketing sales (including wholesale) for the quarter were $23.0 million compared to $37.2 million, a decrease of 38 percent. Internet sales for the quarter were $37.9 million compared to $48.2 million, a decrease of 22 percent.

Fiscal Year Sales

For the fiscal year ended January 31, 2007, total Company sales were $507.0 million compared to $650.3 million in the previous year, a decrease of 22 percent. Total store sales for the year were $311.2 million compared to $407.1 million in the prior year, a decrease of 24 percent. Comparable store sales for the year decreased 25 percent. Total catalog sales/direct marketing sales (including wholesale) for the year were $110.6 million compared to $135.9 million, a decrease of 19 percent. Internet sales for the year were $85.2 million compared to $107.2 million, a decrease of 21 percent.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. The Company's principal selling channels include 187 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company's current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about the Company's future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company's actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company's Annual Report on Form 10-K under "Risk Factors." These risks include, among other factors, the timing and results of the Company's option grant review, whether the Company's stock remains listed on the NASDAQ Global Market, the Company's ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.